                                                              EXHIBIT (c)(5)

                                                        SUMMONS

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


SHERRY LEVINSON,                                CIVIL ACTION NO. 15718-NC
                        Plaintiff

                                                    SUMMONS
VS.

ACORDIA, INC., BEN L. LYTLE,
PATRICK M. SHERIDAN, DWANE R.
HOUSER, FRANK C. WITTHUN, and
ANTHEM INSURANCE COMPANIES, INC.,
                Defendants


TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

        To Summon the above named defendants so that, within 20 days after service hereof upon defendants, exclusive of the day of service, defendants shall serve upon Norman M. Monhait, Esq., plaintiff's attorney whose address is P.O. Box 1070, Wilmington, DE 19899-1070 an answer to the complaint.

        To serve upon defendants a copy hereof and of the complaint.

TO THE ABOVE NAMED DEFENDANTS:

        In case of your failure, within 20 days after service hereof upon you, exclusive of the day of service, to serve on plaintiff's attorney named above an answer to the complaint, judgment by default will be rendered against you for the relief demanded in the complaint.


Dated   June 4, 1997                    /s/ Duanne M. Kempski
      -----------------                 -------------------------
                                        Register in Chancery

CIVIL ACTION NO. 15718-NC

SHERRY LEVINSON,

                        Plaintiff

        VS.

ACORDIA, INC., ET AL,

                        Defendant

        SUMMONS

Please effectuate service upon:

        Acordia, Inc.
        by serving its registered agent:

        The Corporation Trust Company
        1209 Orange Street
        Wilmington, DE 19801

SERVICE TO BE COMPLETED BY
SPECIAL PROCESS SERVER


Norman M. Monhait, Esq.

Attorney for Plaintiff

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


SHERRY LEVINSON,                              |  CIVIL ACTION NO. 15718-NC
                Plaintiff                     |
                                              |  SUMMONS PURSUANT
                                              |  TO 10 DEL C. Sec. 3114
VS.                                           |
                                              |
ACORDIA, INC., BEN L. LYTLE, PATRICK M.       |
SHERIDAN, DWANE R. HOUSER, FRANK C. WITTHUN,  |
and ANTHEM INSURANCE COMPANIES, INC.,         |
                        Defendants            |
                                              |
                                              |
                                              |
                                              |
                                              |

TO THE  SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

        To Summon the above named individual defendants by service pursuant to 10 Del C. Sec. 3114 upon Acordia, Inc., a Delaware corporation, by serving its registered agent The Corporation Trust Company, which is designated for service of process in Delaware, so that within the time required by law, such defendants shall serve upon Norman M. Monhait, Esq., plaintiff's attorney whose address is P.O. Box 1070 Wilmington, DE 19899-1070 an answer to the complaint.

        To serve upon defendants a copy hereof, of the complaint, and of a statement of plaintiff filed pursuant to Chancery Court Rule 4(dc)(1).

TO THE ABOVE NAMED DEFENDANTS:
        In case of your failure, within the time permitted by 10 Del.C. Sec. 3114*, to serve on plaintiff's attorney named above an answer to the complaint, judgment by default may be rendered against you for the relief demanded in the complaint.


Dated  June 4, 1997                     /s/ Dianne M. Kempski
       ------------------------      ------------------------------
                                     Register in Chancery

*The text of 10 Del C. Sec. 3114 is set out on the reverse of this Summons

CIVIL ACTION NO. 15718-NC

SHERRY LEVINSON,

                        Plaintiff

        VS.

ACORDIA, INC., ET AL,

                        Defendant

        SUMMONS

1. Ben L. Lytle
2. Patrick M. Sheridan
3. Dwane R. Houser
4. Frank C. Witthun

        by serving the registered
        agent for: Acordia, Inc.:

        The Corporation Trust Company
        1209 Orange Street
        Wilmington, DE 19801

pursuant to 10 Del.C. Section 3114
               ------

SERVICE TO BE COMPLETED BY
SPECIAL PROCESS SERVER

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


SHERRY LEVINSON, on behalf of herself and all others similarly situated,
                                                     C.A. No. 15718NC
                            Plaintiff.

          -against-                                  CLASS ACTION
                                                     COMPLAINT
ACORDIA, INC., BEN L. LYTLE, PATRICK
M. SHERIDAN, DWANE R. HOUSER,
FRANK C. WITTHUN and ANTHEM
INSURANCE COMPANIES, INC.

                            Defendants.

        Plaintiff, by her attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

        1. Plaintiff Sherry Levinson is and was, at all times relevant to this action, a stockholder of defendant Acordia Inc. ("Acordia" or the "Company")

        2. Defendant Acordia is a corporation duly organized and existing under the laws of the state of Delaware, with its principal offices located at 120 Monument Circle, Indianapolis, Indiana. There are currently approximately over 13 million shares of Acordia common stock outstanding held by more than 450 stockholders. Acordia is a holding company with subsidiaries which provide insurance brokerage, risk management consulting, managed health care integration and administration, workers' compensation administration, underwriting management and employee benefits consulting services to government, not-for-profit and private sector employers, groups, trusts and associations, as well as to individual consumers.

        3. Defendant Anthem Insurance Companies Inc. ("Anthem") is a corporation duly organized and existing under the laws of the State of Indiana with its principal office located at 120 Monument Circle, Indianapolis, Indiana, the same address as Acordia. Anthem is a mutually owned insurer and health insurance provider. Anthem currently owns approximately 67% of Acordia's outstanding stock.

        4. Defendant Ben L. Lytle ("Lytle"), at all times relevant hereto, held the positions of Chairman of the Board of Acordia and President and Chief Executive Officer of Anthem.

        5. Defendant Patrick M. Sheridan ("Sheridan"), at all relevant times hereto has been a director of the Company. From 1989 until August 1996, he served as Executive Vice President and Chief Financial Officer of the Company. He served as the Treasurer of Anthem from 1987 to 1991, and has served as Chief Financial Officer and Executive Vice President of Anthem since 1987.

        6. Defendant Dwane R. Houser ("Houser") at all relevant times hereto, has been a director of the Company since September 1995. He has served as Chairman of the Board of Anthem since October 1995.

        7. Defendant Frank C. Witthun ("Witthun"), at all times relevant hereto, held the positions of President and Chief Executive Officer of Acordia.

        8. Defendants Lytle, Sheridan, Houser and Witthun are and were, at all times relevant hereto, members of the boards of directors of Acordia. they are sometimes referred to herein as the "Individual Defendants".

        9. The Individual Defendants and Anthem as officers, directors and/or controlling stockholders of Acordia, have a fiduciary relationship and responsibility to plaintiff and other common public stockholders of Acordia and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

        10. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of herself and all other stockholders of the Company (except defendant and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be adversely affected by the conduct of the defendants as more fully described herein (the "Class").

        11. This action is properly maintainable as a class action for the following reasons:

                (a) The Class is so numerous that joinder of all members is impracticable. As of March 1, 1997, Acordia had approximately 13 million shares of common stock outstanding held by more than 450 stockholders;

        (b) The members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court;

        (c) There are questions of law and fact which are common to the Class including, inter alia, the following:

                i. whether defendants are breaching their fiduciary duties owed by them to plaintiff and members of the class and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                ii. whether defendants are breaching their fiduciary obligations to plaintiff and members of the class by failing and refusing to attempt in good faith to maximize stockholder value;

                iii. whether defendants have wrongfully failed and refused to seek a purchaser of Acordia and/or any and all of its various assets or divisions at the best price obtainable; and

                iv. whether plaintiff and the other members of the Class will be irreparably damaged by defendants' wrongful conduct alleged herein and if so, what is the proper remedy and/or measure of damages.

        (d) The claims of plaintiff are typical of the claims of the Class in that all members of the Class will be damaged by defendants' actions.

                (e) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

                (f) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

                (g) Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

                                CLAIM FOR RELIEF

        12. On May 20, 1997, Dow Jones Newswire reported that Acordia and Anthem were discussing a possible reorganization of Acordia's health business. Acordia announced that the reorganization may include Anthem's acquisition of the publicly owned shares of Acordia it does not already own.

        13. On or about June 2, 1997, Acordia and Anthem, announced that, as a result of their previously announced strategic reviews, the two companies had entered into a definitive merger agreement. The merger agreement provides that, subject to the satisfaction of various conditions. Anthem will acquire all of the outstanding common stock of Acordia at a price per share of $40.00. The agreement was approved unanimously by a special committee of Acordia's outside directors. Anthem currently owns 66.8% of Acordia's outstanding common stock.

        14. As part of the proposed transactions, Anthem and a wholly owned subsidiary will make a tender offer, which is expected to commence no later than June 6, 1997, for all of the outstanding shares of Acordia's common stock not already owned by Anthem at a price per share of $40.00. The tender offer is subject to several conditions, including the tender and nonwithdrawal of at least a majority of the then issued and outstanding Acordia shares owned by persons other than Anthem, its subsidiaries or any of its officers and directors. Under the terms of the merger agreement, after completion of the tender offer, all then remaining shares of Acordia common stock not owned by Anthem will be subsequently acquired in a cash merger of Acordia and an Anthem subsidiary at the tender offer price of $40.00 per share.

        15. As set forth above, Anthem already owns 67% of the outstanding common stock of Acordia. The loyalties of the Individual Defendants, especially Lytle, Sheridan and Houser who are directors and/or officers of Anthem are, at best, divided in the instant transaction. The Individual Defendants are beholden to Anthem, the majority owner of Acordia, and can not be expected to act in the best interest of Acordia's minority stockholders.

        16. The purpose of the proposed transaction is to enable Anthem to acquire the remaining shares of Acordia it does not already own and to acquire Acordia's valuable assets for Anthem's own benefit at the expense of Acordia's public stockholders.

        17. The proposed acquisition comes at a time when Acordia has performed well and Anthem expects it will continue to perform well because it is already poised to do so. Anthem and the Individual Defendants have timed this transaction to capture Acordia's positive performance and use it to their own ends, without paying an adequate or fair price for Acordia's remaining shares.

        18. Defendant Anthem and the Individual Defendants in particular, are in a position of control and power over the Acordia minority stockholders and have access to internal financial information about Acordia, its true value, expected increase in true value and the benefits to Anthem of 100% ownership of Acordia to which plaintiff and the Class members are not privy. Defendants are using their positions of power and control to benefit Anthem in this transaction, to the detriment of the Acordia common stockholders.

        19. The Individual Defendants have clear and material conflicts of interest and are acting to better the interests of Anthem at the expense of Acordia's public stockholders.

        20. Defendants have breached their fiduciary and other common law duties owed to plaintiff and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves. Any contemplated transaction is not the product of arm's length negotiations and is not based upon any independent evaluation of the current value of Acordia's common stock, assets or business.

        21. Defendants have failed and refused to take those steps necessary to ensure that the Company's stockholders will receive maximum value of their shares of Acordia stock. Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company. As a result, defendants are acting to put their own interests ahead of the public stockholders, all at the expense and to the detriment of the Company's public stockholders.

        22. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme in breach of their fiduciary duties and obligations, are attempting unfairly to deprive plaintiff and the other members of the Class of their investment in Acordia, all to the detriment of the Company and its stockholders. Defendants have been engaged in a wrongful effort to further their own personal interests.

        23. By virtue of the acts and conduct alleged herein, defendants, who control the actions of the Company, have carried out a preconceived plan and scheme to place their own personal interests ahead of the interests of Acordia's public stockholders. Defendants have violated their fiduciary duties owed to plaintiff and the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Acordia's public stockholders for their own personal benefit.

        24. Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their apparent decision to effect a transaction without making an effort to obtain the best offer possible and by affirmatively attempting to prevent a better offer.

        25. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Acordia's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Acordia's common stock.

        26. Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their right to realize a full and fair value for their stock at a substantial premium over the market price, and to compel defendants to carry out their fiduciary duties to maximize shareholder value in selling Acordia.

        27. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and will consummate the sale of Acordia at an inadequate and unfair price, or upon inequitable terms, all to the irreparable harm of plaintiff and the other members of the Class.

        28.     Plaintiff and the Class have no adequate remedy at law.

        WHEREFORE, plaintiff demands judgment as follows:

        A. Declaring this to be a proper class action and certifying plaintiff as representative of the Class:

        B. Preliminarily and permanently enjoining Anthem from acquiring the outstanding shares of Acordia not already owned by Anthem:

        C. Ordering defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intention to:

                (1) cooperate fully with any person or entity, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buyout or takeover of the Company;

                (2) undertake an appropriate evaluation of Acordia's worth as a merger/acquisition candidate;

                (3) take all appropriate steps to enhance Acordia's value and attractiveness as a merger/acquisition candidate;

                (4) take all appropriate steps to effectively expose Acordia to the marketplace in an effort to create as active auction of Acordia;

                (5) act independently so that the interests of Acordia's public stockholders will be protected; and

                (6) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interest and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interest of Acordia's public stockholders;

        D. Ordering the Individual Defendants, jointly and severally to account to plaintiff and the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

        E. Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

        F.  Granting such other further relief as may be just and proper.

                                        ROSENTHAL, MONHAIT, GROSS
                                         & GODDESS, P.A.



                                   BY:  /s/ Norman M. Monhait
                                        -------------------------------------
                                        919 North Market Street
                                        Mellon Bank Center, Suite 1401
                                        Wilmington, Delaware 19801
                                        (302) 656-4433
                                        Attorneys for Plaintiff


OF COUNSEL:

ABBEY, GARDY & SQUITIERI, LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700

FARUQI & FARUQI, L.L.P.
415 Madison Avenue
New York, New York 10017
(212) 986-1074